Exhibit 11


                               Galey & Lord, Inc.
                       Statement Regarding Computation of
                               Per Share Earnings


Computation of Average Shares Outstanding (In Thousands):


                                 Three Months Ended                   Twelve Months Ended
                           -------------------------------       ------------------------------
                           Oct. 3, 1998      Sep. 27, 1997       Oct. 3, 1998    Sept. 27, 1997
                           ------------      -------------       ------------    --------------
Basic Average Common
     Shares Outstanding        11,833           11,642              11,743            11,610

Add Dilutive Options              178              389                 430               376

Diluted Average Shares         12,011           12,031              12,173            11,986